Exhibit 10.3

DATED 16 DECEMBER 2005

(1) MURRAY INTERNATIONAL METALS LIMITED

(2) KENNETH COCKBURN

SERVICE AGREEMENT

160 Queen Victoria Street, London EC4V 4QQ

Tel: 020 7184 7000 Fax: 020 7184 7001

THIS AGREEMENT is made on 15 December 2005

BETWEEN:-

(1)	MURRAY INTERNATIONAL METALS LIMITED a company registered in England under number 01241058 whose registered office is at 95 High Street, Edgware, Middlesex, HA8 7DB (“the Company”); and

(2)	KENNETH COCKBURN of 6 East Comiston, Edinburgh EH10 6RZ (“the Executive”).

1.	DEFINITIONS

1.1	In this agreement and the schedules to it the following expressions shall, unless the context otherwise requires or otherwise as expressly provided, have the following meanings:-

1.1.1	“associated company” any company (or subsidiary thereof as defined in clause 1.1.7) in which any company in the Group is or shall be the holder of not less than 10% of the equity share capital (as defined by Section 744 Companies Act 1985) or to which the Company or any company in the Group renders or shall render substantial managerial, administrative or technical services;

1.1.2	“basic salary” the annual salary payable to the Executive pursuant to clause 4.1;

1.1.3	“Board” the Board of Directors of the Company (or any director or committee of directors duly authorised by the Board of Directors of the Company for the purposes of this agreement);

1.1.4	“Commencement Date” the date hereof;

1.1.5	“Confidential Information”:-

1.1.5.1

any trade secrets, customer lists, trading details or other information of a confidential nature relating to the goodwill and secrets of any company in the Group (including, without limitation, details of the activities, businesses, expansion plans, business strategy, marketing plans, sales forecasts, forward planning programmes, investments, prospective investments (and their terms), research activities, inventions, ideas, computer programs, secret processes, designs, manufacturing processes, financial information, results and forecasts of any such company and details of its employees and contractors and of the requirements, terms of trade and identity of its suppliers and customers and prospective suppliers and customers); and

1.1.5.2	any other information specifically designated by any company in the Group as confidential; and

1.1.5.3	any information in relation to which any company in the Group owes a duty of confidentiality to any third party;

1.1.6	“directly or indirectly” (without prejudice to the generality of the expression) the Executive acting either alone or jointly whether as principal, agent, shareholder, investor, director, partner, consultant, contractor, manager, employee or otherwise;

1.1.7	“Group” together the Company, any holding company of the Company and any subsidiary and subsidiary undertakings of the Company and of such holding company within the meanings of sections 258, 736 and 736A of the Companies Act 1985 and any associated company;

1.1.8	“holiday year” a calendar year commencing 1st January;

1.1.9	“Invention” (without prejudice to the generality of the expression) any discovery, formula, database right, invention, secret process, improvement in procedure, trade mark, service mark, business name, registered design, design right, patent, copyright work or other intellectual property right made, discovered, created, acquired or produced by the Executive (whether alone or jointly with any other person) in the course of the Executive’s employment or which relates to or is useful in connection with the business or any product or service of the Company or any company in the Group;

1.1.10	“Termination Date” the date of the termination of this agreement;

1.1.11	“working days” weekdays excluding Saturdays, Sundays, bank or other public holidays; and

1.1.12	“WTR” the Working Time Regulations 1998.

1.2	The headings to the clauses of this agreement and the paragraphs of the schedules are for convenience only and have no legal effect and references to the singular shall include a reference to the plural and vice versa where the context so admits or requires.

1.3	References in this agreement to statutory provisions shall, where the context so admits or requires, be construed as including references to the corresponding provisions of any earlier statute (whether repealed or not) directly or indirectly amended, consolidated, extended or replaced by such provisions, or re-enacted in such provisions, or the corresponding provisions of any subsequent statute directly or indirectly amending, consolidating, extending or replacing such provisions, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.4	References in this agreement to clauses and the schedules are references to clauses of and the schedules to this agreement and references to this agreement include the schedules the provisions of which form part of this agreement and are incorporated herein.

1.5	The provisions of sections 324 and 328 of the Companies Act 1985 shall apply in determining for the purpose of this agreement whether the Executive has an interest in any shares or other securities.

2.	TERM

2.1	The Company shall employ the Executive and the Executive shall serve the Company as from the Commencement Date, subject to the terms and conditions of this agreement, unless and until either party shall give to the other not less than twelve months’ notice in writing to terminate this agreement.

2.2	In any event and without prior notice or compensation this agreement shall determine on the last day of the month in which the Executive attains the age of 65 years.

2.3	The Executive’s period of continuous employment with the Company began on 1 August 1977.

3.	JOB TITLE AND DUTIES

3.1	The Executive shall be employed as Managing Director or in such other capacity of like status as the Board may agree with the Executive and shall report to the Board or such other person as the Board may nominate from time to time.

3.2	The Executive shall be an executive director and, subject always to the control of the Board, shall carry out such duties and (without further remuneration) accept such offices and directorships, notwithstanding the Executive’s job title but consistent with the Executive’s status, as may be assigned to the Executive from time to time by the person to whom he reports and by the Board and such duties and/or offices and/or directorships may relate to the business of the Company or of any company in the Group.

3.3	The Executive shall (in addition to observing the Executive’s implied duty of fidelity and duties as a director at law to which the Executive is subject):-

3.3.1	use all proper means to the best of the Executive’s ability to maintain and improve the business of the Company and the companies in the Group and further their respective reputations and interests;

3.3.2	faithfully, efficiently and diligently perform those duties and exercise such powers as are consistent with them which shall from time to time be assigned to or vested in the Executive;

3.3.3	comply with all lawful and reasonable directions, restrictions, rules and regulations from time to time laid down or adopted by the Board;

3.3.4	at all times promptly give to the Board (in writing, if so requested) such information, advice and explanations as it may require in connection with matters relating to the Executive’s employment under this agreement or with the business of the Company or any company in the Group;

3.3.5	immediately disclose to the Board (in writing if so requested) all facts and matters which may or do give rise to a conflict between the Executive’s personal interests and those of the Company or the Group;

3.4

The Executive shall devote himself exclusively to the performance of his duties during normal working hours (8.30am to 5.30pm Monday to Friday inclusive of one hour for lunch daily) and at all other times which may be necessary for the proper performance of his duties except in the case of illness or accident. It is agreed and acknowledged that any additional hours worked by the Executive outside normal business hours fall within Regulation 20(2) WTR on the basis that they are not measured or predetermined and can be determined by the Executive and accordingly that Regulation 4(1) WTR does not apply to such additional hours. In the event that any additional hours worked by the Executive outside normal working hours are not covered by Regulation 20(2) WTR, the Executive agrees that the limit in Regulation 4(1) WTR shall not apply to the Executive. The Executive shall be entitled to withdraw such agreement by giving 3 months’ prior written notice to the Company.

3.5	The Executive’s place of employment shall be within a radius of 50 miles of Murray Works, Newbridge Industrial Estate, Midlothian. The Executive shall undertake such travel both within and outside the United Kingdom as may be necessary for the proper performance of the Executive’s duties but shall not be obliged (except for occasional visits in the ordinary course of his duties) to reside outside the United Kingdom.

3.6	Notwithstanding any other provision of this agreement, the Company shall not be under any obligation to vest in or assign to the Executive any powers or duties and may without the need to give any reason for so doing during any period of notice served or purported to be served under this agreement:-

3.6.1	require the Executive to perform:-

3.6.1.1	all his normal duties; or

3.6.1.2	a part only of his normal duties and no other; or

3.6.1.3	such other duties as it may require and no others; or

3.6.1.4	no duties whatever; and

3.6.2	suspend or exclude the Executive from all or any premises of the Company and any company in the Group; and

3.6.3	require the Executive not to contact any customers, clients, suppliers or employees of the Company or any company in the Group in connection with the business of the Company or any Company in the Group; and

3.6.4	require the Executive immediately to resign from any directorships which the Executive holds in the Company and any company in the Group (and if the appropriate resignation shall not be signed and delivered to the Board within seven days after such request the Executive agrees that the Board may appoint any director of the Company to sign such notice of resignation for and on behalf of the Executive and in the Executive’s name for such purpose);

3.6.5	require the Executive to return to the Company all documents and other materials (including copies) belonging to the Company or any company in the Group.

3.6.6	The Executive’s salary will not cease to be payable (in whole or in part) nor will the Executive cease to be entitled to any other benefits under this agreement nor will the Executive cease to be bound by any express obligations pursuant to this agreement (save as specifically varied by this clause 3.6) by reason only of such requirement as is described in this clause 3.6 and, for the avoidance of doubt, the Executive shall remain bound by his duty of good faith to the Company and the provisions of clause 12 of this agreement.

3.7	If the Executive fails to make himself available for work during any period of notice of termination of the Executive’s employment, other than pursuant to clause 3.6 or in accordance with clauses 6 or 7 or with the prior written permission of the Board, the Executive shall not be entitled to any payment of salary or to any benefits in respect of such absence.

3.8	The Executive shall under no circumstances whatsoever either directly or indirectly receive or accept for his own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with any company in the Group unless previously agreed with the Board.

4.	REMUNERATION

4.1	The basic salary (which shall accrue from day to day) shall be £300,600.00 per annum payable by bank credit transfer in equal monthly instalments in arrears not later than on the last day of each month. The basic salary shall be deemed to be inclusive of any director’s fees and other emoluments which the Executive may receive or be entitled to receive from the Company or any company within the Group save as otherwise provided for in this Agreement. After the first anniversary of the Commencement Date, the Executive’s salary shall be reviewed and shall increase to not less than £334,000.00 per annum. Thereafter, although the Company shall be under no obligation to increase the salary payable hereunder, the salary shall be subject to review at least once in each year.

4.2	Any benefits provided by the Company or any company in the Group to the Executive or the Executive’s family which are not expressly referred to in this agreement shall be regarded as at the absolute discretion of the Company and shall not constitute a contractual entitlement of the Executive under this agreement or otherwise.

4.3	In the absolute discretion of the Company the Executive may be paid an annual bonus. The amount of any such bonus payment and the timing of any such payment shall be in the absolute discretion of the Company. For the avoidance of doubt, the Executive shall not be entitled to a bonus under this clause if, for whatever reason, he is not in the employment of the Company or he is under notice of termination (whether given or received) on the date when the bonus is payable. It is also agreed that the payment of a discretionary bonus in respect of any one year, or over a period of years, does not confer any legal or moral entitlement to a bonus, or to compensation for the loss of any bonus, in any subsequent year.

5.	EXPENSES

5.1	The Company shall repay to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Executive’s duties under this agreement upon appropriate evidence of such expenditure being provided to the Company.

5.2	The Executive undertakes to observe the Company’s policy on expenses from time to time.

6.	HOLIDAYS

6.1	The Executive shall be entitled to paid holidays of 35 working days per calendar year accruing pro rata over the holiday year in addition to all usual bank and other public holidays.

6.2	The Executive shall obtain the consent of the person to whom the Executive reports prior to taking any holiday and may not carry forward any unused part of the holiday entitlement to a subsequent holiday year without the prior written approval of the person to whom the Executive reports.

6.3	Upon termination of the Executive’s employment for any reason other than gross misconduct or other breach of this agreement the Executive shall be entitled to pay in lieu of any accrued holiday entitlement at the rate of 1/260th of the basic salary in respect of each day of holiday entitlement, fractions of a day being rounded down to the nearest whole number of days. Upon termination of the Executive’s employment for any reason, the Executive shall be required to make a payment to the Company in respect of holiday taken in excess of the accrued holiday entitlement at the rate described above in this clause. Any such sum due to the Company may be deducted from any remuneration or other sums otherwise payable by the Company to the Executive.

7.	ILLNESS OR ACCIDENT

7.1	The Executive shall be entitled to receive the basic salary and other contractual benefits to which the Executive is entitled under this agreement if prevented from performing his duties through illness, accident or other such incapacity at the rate of full pay for the first fifty-two weeks of such absence and at the rate of half pay for the next fifty two weeks thereafter. The Executive’s entitlement to basic salary and other benefits under this agreement shall cease upon the expiry of the period referred to in this clause and any continuing payments of salary after this period of one hundred and four weeks shall be at the Company’s sole discretion. The Company may on such terms and conditions as the Company shall determine appoint a replacement to undertake some or all of the Executive’s duties in the event that the relevant period of illness, accident or other incapacity exceeds 20 consecutive working days.

7.2	The basic salary payable by the Company to the Executive in circumstances where clause 7.1 applies shall abate by the amount of sickness or disability benefit which the Executive receives under any scheme maintained by the Group or under any relevant legislation.

7.3	The Executive shall notify the Company immediately of any illness, accident or other incapacity in such form and thereafter at such intervals as the Company may require.

7.4

If the Executive shall be prevented from performing his duties as a result of illness, accident or incapacity for any period in excess of one hundred and four weeks in the preceding forty eight months, the Company may, notwithstanding any other provision of this agreement, terminate the Executive’s employment by giving the statutory minimum period of notice, in which case the Executive shall not be entitled to any additional compensation.

7.5	In circumstances where the Executive shall have been prevented from performing his duties for the periods referred to in clause 7.4, the Company may in its absolute discretion, if the Executive is a director of the Company or any company in the Group, require the Executive to resign any such directorship (the imposition by the Company and the compliance by the Executive with which requirement shall not constitute a breach of contract on the part of the Company) and, if the appropriate resignation shall not be signed and delivered by the Executive to the Board within seven days of such request, the Executive agrees that the Board may appoint any other director of the Company to sign such notice of resignation for and on behalf of the Executive and in the Executive’s name for such purpose.

7.6	The Executive may be required at the request of the Company during the course of his employment to attend a doctor or clinic nominated by the Company for the purpose of a comprehensive medical examination to determine his fitness for continued employment and shall use his reasonable endeavours to ensure the prompt delivery of the relative report to the Company. Notwithstanding the provisions of the Access to Medical Reports Act 1988, the Executive will permit the Company access to any medical report relating to the physical or mental health of the Executive and which is relevant to the ability of the Executive to perform his duties from a medical or other practitioner who is or has been responsible for the clinical care or treatment of the Executive.

7.7

In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty or any criminal conduct on the part of any third party all payments made to the Executive by the Company under this clause in respect of any consequent absence shall, to the extent that compensation is recoverable either from the third party and/or any other body constitute loans by the Company to the Executive and shall be repaid to the

Company in accordance with the provisions of this clause to the extent that the Executive recovers compensation for loss of earnings. Where the Executive recovers any compensation for loss of earnings as referred to in this clause, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this clause within 28 days of receipt of such compensation.

8.	OTHER BENEFITS

8.1	Subject to the Rules for the time being applicable thereto, which the Executive may obtain on application to the Secretary of the Company, the Executive shall during the continuance of the Executive’s appointment hereunder, be entitled to membership of a Medical Care Scheme for the benefit of himself, his spouse and any children under 25 years of age in full-time education. Changes in the Rules of any such Scheme will be made available for inspection on application to the Secretary of the Company.

9.	AUTHORITY

The Executive shall not without the prior consent of the Board:-

9.1	incur on behalf of the Company or any company in the Group any capital expenditure in excess of such sum as may be authorised from time to time and notified to the Executive; or

9.2	enter into on behalf of the Company or any company in the Group any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties or of an unusual or onerous or long term nature.

10.	INTELLECTUAL PROPERTY

10.1	The Executive shall immediately disclose any Invention to the Company and the Invention shall belong to and be the absolute property of the Company or such company in the Group as the Company may nominate for the purpose.

10.2

The Executive shall, at the request and expense of the Company (or its nominee), whether during or after the termination of this agreement, apply or join in applying for patents, trade marks or other intellectual property protection in the United Kingdom or any other part of the world for any Invention and complete and execute all documents and do all things necessary for vesting all right, title and interest to all patents, trade marks or other intellectual property rights in the Invention to the Company (or its nominee) absolutely as sole beneficial owner. The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to complete and execute any such documents or do any such thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause 10.

10.3	Until such time as any Invention is fully vested in the Company pursuant to clause 10.2 the Executive shall hold all rights, title and interest in the Invention in trust for the Company absolutely.

10.4	The Executive acknowledges and agrees that the Executive will not (whether during or after his employment) apply or join in applying for any patent, registered design, trade mark or other intellectual property protection in respect of any Invention without the prior written approval of the Company.

10.5	The Executive hereby waives all moral rights as defined in Chapter IV of Part I of the Copyright Designs and Patents Act 1988 in any works produced during the period of his employment with the Company in which copyright is vested in the Company or any company in the Group whether by virtue of this clause 10 or otherwise.

11.	CONFIDENTIALITY

11.1	The Executive shall not, whether during or after the termination of his employment, except in the proper course of his duties, use or divulge and shall use his best endeavours to prevent the use, publication or disclosure to any person, firm or company of any Confidential Information which has or may come to his knowledge in the course of his employment save that this obligation shall not extend to any matters which are or shall be in the public domain otherwise than due to the default of the Executive.

11.2

Any Confidential Information as shall be made or received by the Executive during the continuance of this agreement shall be the property of the Company and all such property and copies thereof shall be surrendered by the Executive to the Company immediately upon the termination of this agreement

(howsoever occasioned) in accordance with clause 17 or at the request of the Board at any time during the course of his employment.

11.3	The Executive agrees that the provisions of this clause 11 are without prejudice to any other duties of confidentiality owed by the Executive to the Company whether express or implied and will remain in force after termination of his employment with the Company for any reason.

11.4	Nothing in this clause 11 shall restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body or as permitted pursuant to the Public Interest Disclosure Act 1998, provided that the Executive shall, unless otherwise permitted or obliged by law, have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure.

12.	OUTSIDE INTERESTS

Save for any directorships which the Executive may currently hold with Murray International Holdings Limited, any holding company of Murray International Holdings Limited and any subsidiary and subsidiary undertakings of Murray International Holdings Limited and of such holding company within the meanings of sections 258, 736 and 736A of the Companies Act 1985 (together, “the Murray Group”), the Executive shall not, when employed by the Company, be directly or indirectly concerned or interested in any trade or occupation or business other than the businesses of the Company and the Group except with written permission pursuant to a resolution of the Board. On or before the first anniversary of the Commencement Date, the Executive shall resign from the Chairmanship of any company within the Murray Group. On a date to be mutually agreed between the Executive and the Company, the Executive shall resign from any directorships he currently holds with the Murray Group. In this clause 12 the expression “occupation” shall include membership of Parliament or of a local authority, council or any other public or private work (whether for profit or otherwise).

13.	DISCIPLINE AND GRIEVANCES

13.1	There are no disciplinary or grievance procedures which form part of this agreement. A copy of the Company’s non-contractual disciplinary and grievance procedure is available on request to the Company Secretary. If the Executive is dissatisfied with any disciplinary decisions relevant to his or if he wishes to seek redress of any grievance relating to his employment, he should apply in writing to the Company Secretary.

13.2	In order to investigate a complaint or allegation against the Executive of misconduct or some other serious issue relating to his employment and to allow the Company to carry out whatever investigations it deems appropriate in relation thereto, the Company may for whatever period it considers necessary suspend the Executive on full pay and other contractual benefits and require the Executive:-

13.2.1	not to enter any premises of the Company or any company in the Group; and

13.2.2	to abstain from contacting any customers, clients, employees or suppliers of the Company or any company in the Group.

Save as permitted pursuant to clause 12, the Executive shall not be employed by or provide services to any third party during the period for which he is suspended pursuant to this clause 13.2.

14.	RESIGNATION OF DIRECTORSHIPS

14.1	If the Executive shall be a director of the Company and shall resign, or otherwise cease (other than by retirement and re-election in accordance with the Company’s Articles of Association or in the circumstances referred to in clause 7.4) through his own act or default to be a director of the Company the Executive shall be in breach of the terms of this agreement which may be terminated by the Company without notice.

14.2

If required by the Board to act as a director of any company in the Group in addition to the Company in accordance with clause 3.2 or if appointed by agreement with the Board as a director of any corporation in which the Group may have an interest, the Executive shall resign from any such directorship as the Board may from time to time require. A request for any such resignation shall not constitute termination of this agreement or constructive dismissal of the Executive.

15.	TERMINATION BY DEFAULT

15.1	Notwithstanding any other provision of this agreement, the Company may at any time in writing terminate the Executive’s employment with immediate effect and without notice or payment in lieu of notice and without prejudice to any rights or claims which it may have against him if at any time:-

15.1.1	the Executive shall be guilty of gross misconduct or gross neglect of his duties; or

15.1.2	the Executive shall commit any repeated or continued material breach of his obligations under this agreement; or

15.1.3	the Executive shall persistently fail or neglect to carry out his duties under this agreement; or

15.1.4	the Executive shall become of unsound mind, be or become a patient under any mental health legislation, become bankrupt, have an interim receiving order made against him or make any deed of arrangement or composition with his creditors generally; or

15.1.5	the Executive shall commit any act of dishonesty or be guilty of conduct (whether or not connected with his employment) tending to bring the Company, any company in the Group or himself into disrepute or otherwise to affect prejudicially the interests of the Company or any company in the Group; or

15.1.6	the Executive shall be disqualified from holding office in the Company or any company by virtue of any legislation; or

15.1.7	the Executive shall be convicted of any offence under Part V of the Criminal Justice Act 1993 or under any order or regulation relating to insider dealing; or

15.1.8	the Executive shall be convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

15.1.9	the Executive shall commit a material breach of the rules of any relevant regulatory authority in any jurisdiction in which the Company or any company in the Group operates; or

15.1.10	any information relating to the Executive’s suitability for employment by the Company and provided in the course of applying or being considered for employment is found to be false or misleading; or

15.1.11	become addicted to or habitually under the influence of alcohol or any drug (not being a drug prescribed for you by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law; or

15.1.12	commit any unlawful act of discrimination or harassment.

15.2	The Company’s right immediately to terminate the Executive’s employment under this clause 15 is without prejudice to any rights it may have to do so derived from common law.

15.3	The Executive shall notify the Board immediately of any circumstances which would entitle the Company to terminate the Executive’s employment under this clause.

16.	TERMINATION BY REORGANISATION OR RECONSTRUCTION

If the Executive shall have been offered in writing but shall unreasonably have refused or unreasonably failed to agree to the transfer of this agreement by way of novation to a company which as a result of a reorganisation amalgamation or reconstruction has acquired or agreed to acquire the whole or substantially the whole of the undertaking of the Company the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of the subsequent voluntary winding- up of the Company or of the disclaimer or termination of this agreement by the Company within 3 months after such unreasonable refusal or unreasonable failure to agree.

17.	EXECUTIVE’S OBLIGATIONS UPON TERMINATION

On the termination of the Executive’s employment for any reason:-

17.1

if the Executive shall be a director of any company in the Group the Board may give him notice in writing requesting him to and he shall forthwith resign any such directorship and if the appropriate resignation shall not be signed and delivered by the Executive to the Board within seven days after such request the Executive agrees that the Board may appoint any director of the Company to sign such notice of resignation for and on behalf of the Executive and in his name for such purpose; and

17.2	the Executive shall forthwith deliver to the Company all correspondence books materials records documents accounts letters papers and information of every description (on whatever media and whoever located) within his possession or control relating to the affairs and business of the Company or any company in the Group and any magnetic disks on which information relating to such affairs and business is stored and any keys or credit cards or other property belonging to the Company or any company in the Group; and

17.3	the Executive shall irretrievably delete any information relating to the business of the Company or any company in the Group stored on any magnetic or optical disk or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this clause 17.3 as the Company may require; and

17.4	the Executive shall transfer to the Company or as it may direct all shares held by him in any company in the Group as nominee or trustee for the Company and deliver to the Company the certificates therefor and the Executive hereby irrevocably appoints the Company his attorney to execute any such transfers on his behalf.

18.	SURVIVAL OF COVENANTS ON TERMINATION

18.1	The Executive undertakes to observe the provisions of the first schedule to this agreement.

18.2	Notwithstanding the termination of this agreement, save as otherwise provided herein, it shall remain in full force and effect to the extent that the obligations of the Executive which are expressed to operate thereafter or are of a continuing nature are concerned and may be enforced against the Executive accordingly.

19.	WARRANTY

The Executive warrants that by virtue of entering into this agreement and performing the duties set out in this agreement he will not be in breach of any contract of service or for the provision of services or any partnership agreement and will, save as implied by law, be free from all agreements, arrangements or other restrictions restricting his right to compete with any person or to solicit clients or employees of any person or in any way restricting him from performing this agreement in accordance with its terms.

20.	NOTICES

20.1	Any notice to be given hereunder shall be in writing.

20.2	Any notice to be given to the Company shall be sufficiently served either if delivered personally or sent by first class post to the Company Secretary at the Company’s registered office for the time being.

20.3	Any notice to the Executive shall be sufficiently served if delivered to him personally or sent by first class post to his usual or last known place of abode.

20.4	Any notice if posted shall be deemed to have been served at the time when in the ordinary course of post such notice would have been received.

21.	GENERAL

21.1	Failure or delay on the part of the Company in exercising any right or remedy of the Company under this agreement shall not in any circumstances operate as a waiver of it nor shall any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

21.2	The Executive shall be responsible for and shall pay any tax or statutory levy assessed on him in respect of any benefit provided to him under this agreement.

21.3	Any waiver of breach of, or default under, any of the terms of this agreement by the Company shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this agreement.

21.4	This agreement shall be governed and construed in all respects in accordance with the laws of Scotland and the parties agree to submit to the non-exclusive jurisdiction of the Scottish Courts.

21.5	The parties hereto agree and acknowledge that neither has, in entering into this agreement, relied upon any representation made by the other save as set out in this agreement.

21.6	For the purposes of this agreement, and notwithstanding any of the other provisions of this agreement, the Company will be entitled to carry out all or any of its obligations under this agreement, whether as to payment of remuneration or otherwise, through any company or companies in the Group as the Board may from time to time expressly determine.

21.7	The Executive agrees and acknowledges that the Company may monitor and/or record the Executive’s use of electronic mail systems provided by the Company or Group in the course of his employment.

21.8	For the purposes of the Data Protection Act 1998, the Executive hereby gives his consent to the holding and processing of personal data provided by him to the Company or other companies in the Group for all purposes relating to his employment including, but not limited to:-

(a)	administering and maintaining personal records;

(b)	paying and reviewing salary and other remuneration and benefits;

(c)	providing and administering benefits (including, if relevant, pension, life assurance, permanent health insurance and medical insurance);

(d)	undertaking performance appraisals and reviews;

(e)	sickness and other absence records;

(f)	taking decisions as to the Executive’s fitness for work;

(g)	providing references and information to future employees and, if necessary, governmental and quasi governmental bodies for Social Security and other purposes, the Inland Revenue and the Contributions Agency; and

(h)	providing information to future purchasers of the Company or any other companies in the Group or of the businesses in which the Executive works.

22.	VARIATION

This agreement:-

22.1	contains the whole of the terms agreed in respect of the Executive’s employment as from the Commencement Date;

22.2	is in substitution for any other previous agreement or arrangement in respect of his employment by any company in the Group; and

22.3	shall only be capable of being varied by a supplemental agreement or memorandum in writing signed by or on behalf of the parties hereto.

IN WITNESS WHEREOF these presents on this and the 20 preceding pages and the 4 subsequent pages are executed by the parties as follows:

Subscribed by	KENNETH COCKBURN	/s/ KENNETH A. COCKBURN
Signature of Executive

At Edinburgh on the 15 day of December 2005 before the following witness:

Witness:	Robert N. Lee
(Signature)

Name:	/s/ Robert N. Lee
(Please print)

Address:	12 KETTLESTOWN MAINS LINLITHEON, WEST LOTHIAN, EH49 6SN

Subscribed for and on behalf of MURRAY INTERNATIONAL METALS LIMITED

At Edinburgh on the 16 day of December 2005

By:	DAVID KEMP	/s/ DAVID KEMP
	Name of Company Representative (Please print)	Signature of Company Representative

Being a Director/Secretary/Authorised Signatory (delete as appropriate) of the Company before the following witness:

Witness:	/s/ PETER PENMAN
(Signature)

Name:	PETER PENMAN
(Please print)

Address:	6/30 PORTLAND GARDENS EDINBURGH EH6 6NT

THE FIRST SCHEDULE

1.	DEFINITIONS

In this schedule unless the context otherwise requires the following expressions shall have the following meanings:-

1.1	“the Business” the business of the Company or any part thereof and any other business or part thereof carried on by any company in the Group as at the Termination Date and/or during the Protected Period and to which the Executive has rendered services or about which he has acquired Confidential Information or by which he has been engaged at any time during the Protected Period;

1.2	“Customer” any person, firm or company who or which at any time during the Protected Period was a customer of the Company or any other company in the Group with whom or which the Executive dealt or for whom or which the Executive was responsible on behalf of the Company or any other company in the Group at any time during the Protected Period;

1.3	“Prospective Customer” any person, firm or company who or which was at any time during the Protected Period engaged in negotiations, with which the Executive was personally involved, with the Company or any other company in the Group with a view to purchasing or obtaining goods and services from the Company or any other company in the Group;

1.4	“Protected Period” the period of 12 months immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period;

1.5	“Goods and Services” any goods and services competitive with those supplied by the Company or any other Group Company at any time during the Protected Period and in the supply of which the Executive was involved or concerned or for which he was responsible at any time during the Protected Period;

1.6	“Restricted Territory” any geographic area in which the relevant company in the Group conducts the Business or part thereof;

1.7	“the Restriction Period” the period of 12 months following the Termination Date;

1.8	“Senior Executive” a person who at any time whilst the Executive was employed by the Company or engaged by any company in the Group:-

1.8.1	is engaged or employed (other than in a clerical, secretarial or administrative capacity) as an employee director or consultant of that company; and

1.8.2	is or was engaged in a capacity in which he obtained Confidential Information; and

1.8.3	is so engaged at any time during the Protected Period; and

1.8.4	with whom the Executive had dealings in the course of his duties during the Protected Period; and

1.9	“Garden Leave Period” any period during which the Executive is excluded from his duties pursuant to clause 3.6 of the main body of this agreement.

2.	The parties to this agreement agree and acknowledge that it is reasonable and necessary for the protection of the Confidential Information, goodwill, stable workforce, trade secrets and trade connections of the Business that the Executive should be restrained in the terms of the covenants set out in this schedule from making available or using for the benefit of himself or a competitor or potential competitor Confidential Information or trade connections which he has obtained and is likely to obtain in the course of his employment as an Executive of the Company.

3.	The Executive accordingly covenants with the Company that in view of the circumstances referred to in paragraph 2 of this schedule, he will not (other than for and on behalf of the Company or any company in the Group) without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Group) directly or indirectly:-

3.1	at any time during the Restriction Period:-

3.1.1

be engaged or concerned or interested or participate in a business the same as or in competition with the Business or relevant part thereof in any Restricted Territory provided always that this paragraph shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive’s duties or work shall relate solely to:-

(a)	geographical areas where the business concern is not in competition with the Business; or

(b)	services or activities with which the Executive was not concerned to a material extent during the Protected Period;

3.1.2	in respect of any Goods and Services solicit, facilitate the solicitation of or canvass the custom or business of any Customer;

3.1.3	in respect of any Goods and Services, solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer;

3.1.4	in respect of any Goods and Services, deal with or provide or supply any Customer;

3.1.5	in respect of any Goods and Services, deal with or provide or supply any Prospective Customer;

3.1.6	offer employment to or employ or offer to conclude any contract for services with or engage any Senior Executive;

3.1.7	solicit or entice any Senior Executive to leave his employment with or cease his directorship of or consultancy with the Company or any company in the Group;

3.2	at any time:-

3.2.1	solicit or entice or endeavour to solicit or entice any person to breach his contract of employment or contract for services with the Company or any company in the Group or procure or facilitate such by any person firm or company;

3.2.2	do or say anything likely or calculated to lead any person firm or company to withdraw from or cease to continue offering to the Company or any company in the Group any rights of purchase, sale, import, distribution or agency then enjoyed by it;

3.2.3

disclose to any person (except as required by law) or any regulatory authority or use to the detriment of the Company or any company in the Group any Confidential Information which he has acquired before the Termination Date provided always that this obligation shall not extend to any matter which is or shall be in the public domain otherwise than through the default of the Executive; or

3.2.4	falsely represent himself as being connected with or interested in the Company or any company in the Group or in the Business.

4.	The Executive agrees that if, during his employment pursuant to this agreement or the continuance in force of the restrictions set out in this schedule, he receives an offer of employment or engagement in any capacity from any person, he will immediately provide that person with a complete and accurate copy of this schedule.

5.	The Executive hereby acknowledges and agrees with the Company that:-

5.1	each of the sub-clauses contained in paragraph 3 of this schedule constitutes an entirely separate severable and independent covenant and restriction on him;

5.2	the duration, extent and application of each of the restrictions contained in paragraph 3 of this schedule are no greater than is necessary for the protection of the goodwill and trade connections of the Business; and

5.3	in the event that any restriction on him contained in paragraph 3 of this schedule shall be found void but would be valid if some part thereof were deleted such restriction shall apply with any such deletion as may be necessary to make it valid and effective; and

5.4	the Company shall be entitled to seek to enforce such restrictions not only on behalf of itself but also on behalf of any other company in the Group.